Group Personal Account Dealing Policy Head of Central Risk & Compliance September 2023

Contents

1.	Executive Summary	3

2.	Why is it necessary?	3

3.	Scope	3

4.	Policy requirements	5

5.	Dealing Restrictions	8

6.	Staff Risk Levels	11

7.	Non-Compliance and Schroders Breach Framework	12

8.	Exemptions and Derogations	13

9.	Local PA Dealing Rules	14

10.	Ownership and document approval	14

11.	Review and Approval Schedule	15

12.	Appendix 1 - Exempt Indices	16

13.	Appendix 2 – Rules in relation to Schroders plc shares	21

Group Personal Account Dealing Policy

1.	Executive Summary

The Group Personal Account Dealing policy (the policy) sets out Schroders’ principles governing personal account (PA) dealing in financial instruments, including Schroders plc shares. These requirements are modified in some countries as explained in section 9.

Specific rules in relation to Schroders plc shares are included in the Appendix 2, which apply to all staff globally including contractors and interns (regardless of the length of contract) and non-executive Directors of Schroders Group companies.

All Staff must:

–	Declare all in-scope accounts through MyCompliance

–	Obtain any pre-clearance required under the policy from Compliance through the My Compliance system, before undertaking any transactions

–	Report all personal trades to compliance within five business days (two for trades in Schroders plc shares) as per the requirements in section 4.3 of this policy

–	Keep the outcome of personal trade requests confidential and particularly do not discuss denied requests with others

–	Provide to Compliance all relevant requested information on a timely basis

–	Report immediately to Compliance any breach or suspected breach of the policy or applicable PA dealing rules as soon as the staff member becomes aware of such circumstance

–	Be aware of additional requirements which apply to Higher Risk Staff (see section 6)

2.	Why is it necessary?

The policy reinforces the Group’s high standards of integrity, and provides a framework for staff to comply with regulations on the prevention of market abuse and to appropriately avoid or manage conflicts of interest, in relation to personal investment activities.

3.	Scope

3.1	Group Staff

The policy applies to:

•	Employees of Schroders Group;

•	Contractors (contracts in Schroders for more than three months);

•

Interns (work experience staff present for less than a week at Schroders can be excluded). It is recommended that interns refrain from engaging in personal account dealing during their internship, to reduce the risk of breaching this policy;

•	In-house staff of outsourced service providers in Schroders for more than three months[1]; and

•	Persons Closely Associated (PCAs) with staff as defined below:

PCAs are persons over whom a person in scope of the policy advises, exerts influence over, or for whose account they effect or instruct trades. Examples of these include:

–	Spouses, partners, minors and other dependent children/stepchildren, and other family members[2]

1 As outsourced providers do not have access to My Compliance, they need to apply the controls in this policy in a different way. Please see section 4.4 for further details. Ancillary roles such as catering staff or cleaners, are not considered in scope of the policy.

2 “Other family member” only include those who have shared the same household for the previous year (or more). Individuals living in shared accommodation with no other relationship, are not considered PCAs for the purpose of this policy.

Group Personal Account Dealing Policy

who share the same household

–

A corporate body, trust, or partnership in whose trades the staff member or their PCA has a material direct or indirect interest or has direct or indirect control. This may include other family members, for example, or trusts of which a member of staff or their PCA is a beneficiary and/or a trustee or an adviser.[3]

Staff may be able to request a derogation from the policy for PCAs. Please see section 8.3 for further details.

The policy does not apply to trades entered into by PCAs as part of the remuneration schemes of their own employment.

3.2	Accounts in scope of the requirements of this policy

All staff are required to disclose to Compliance (via My Compliance) the following personal trading accounts, unless the account cannot hold financial instruments that are in scope of this policy.

–

All self-directed accounts (whether advisory or execution only) held by staff or their PCAs[4] that can hold financial instruments in scope of this policy. This includes accounts set up for the receipt of financial gifts or inheritance (if the account holds financial instruments in scope of this policy as per the Permissible Investments Table)

–	Self-Invested Personal Pensions (SIPPS) (UK only)[5] or other Self- directed Pensions Plans held by staff or their PCAs[6]

–	Stocks and shares individual savings accounts (ISAs) held by staff or their PCAs[7]

–	Trusts in respect of which a member of staff or their PCA is a beneficiary, and/or a trustee[8]

–	Accounts over which the member of staff holds power of attorney.

3.3	Accounts not in scope of the requirements of this policy

The following arrangements can be conducted without needing to comply with the requirements of this policy:

–

Discretionary managed accounts (accounts where full discretion has been given to a third party to manage) other than in relation to Schroder plc shares. US Access Persons should refer to section 8.4 for additional requirements

–

Accounts which can only hold forex or crypto assets such as Bitcoin, Ethereum, Cardano, Solana, Polkadot (note accounts which can hold shares in crypto asset companies, crypto asset options or futures, tokenised securities, ETFs containing crypto assets are in scope)

–	Schroders corporate pensions, defined contribution and defined benefit pension schemes and any other pension schemes (excluding the account types listed in section 3.2)

–	Schroders ISA and Schroders Non-ISA investment accounts used for investing into Schroder funds (including pension matching alternatives)

–	Employee Compensation Plan Fund (ECP) awards or other forms of deferred compensation except

3 This does not include clients, who you only advise or ‘act on behalf of’ in the course of your Schroders employment.

4 Including robo advised accounts deemed to be self-directed accounts i.e., where a member of Staff retains trading discretion over the account.

5 All Schroders Corporate Hargreaves Lansdown (HL) SIPPs must be set up for automatic reporting through HL.

6 This does not include company pension accounts held by your PCAs connected to their current employment.

7 Including Junior ISAs & Lifetime ISAs (LISAs).

8 This excludes blind trusts.

Group Personal Account Dealing Policy

for awards or options over Schroder shares. Please note that the hedging of any form of compensation award is prohibited (see section 5.7).

4.	Policy requirements

4.1	Governing Principles

As the Group’s business involves research and investment on behalf of clients, conflicts of interest and exposure to confidential or price sensitive information (inside information), can often arise or be perceived to arise.

These can present significant regulatory and reputational risks both for individual staff and for the Group when staff make personal account transactions that may conflict with the activities of the Group or its client. Therefore, all staff must comply with both:

–	the PA dealing principles in section 4.1.1

–	the PA dealing rules in sections 4.2 through to section 5.

In addition, all staff must not enter into personal transactions that could amount to:

–	Market abuse

–	Criminal activity

–	A material conflict of interest that is not mitigated

–	A breach of fiduciary duty.

This includes transactions that (not limited to):

–	Are based on inside information

–	Involve the misuse or improper disclosure of confidential information

–	Utilise knowledge of client trading for their own or another’s benefit

–	Conflict with, or are likely to conflict with, an obligation of Schroders to a client, including the fundamental duty to act in the best interests of clients.

For further information on market abuse risks and the definition of inside information, please refer to the Group Market Abuse Policy.

4.1.1 PA dealing activities must not detract (or be seen to detract) from an individual’s responsibilities to Schroders’ clients. Accordingly, all Staff must ensure when undertaking personal transactions for themselves or their PCAs, or when advising or influencing any PCAs of theirs that they do not:

–	Deal on confidential information, or advise, encourage, or influence anyone else to do so;

–	Undertake transactions that would conflict with any of Schroders’ obligations to its clients;

–

Participate in excessively active trading, which may interfere or be seen to interfere with the member of staff’s ability to conduct their employment responsibilities and may also substantially increase the risks (both regulatory and reputational) to the employee, or the Group; or

–	Make trades that expose them to material open-ended liabilities. For example, leveraged account management, without putting an appropriate stop-loss mechanism in place

4.1.2

These principles also apply to staff joining or leaving Schroders with regard to any knowledge of confidential information they may have acquired prior to joining Schroders or during their time with Schroders.

4.1.3

The PA dealing rules in section 4.2 though to section 5 also apply to private investments including but not exclusive to investments in private companies, private equity, and private funds. Where the member of staff has any other interest in, or association with a listed or non-listed company (such as being appointed a board member or a trustee of a pension fund or charity) please refer to the Group External Appointments policy.

Group Personal Account Dealing Policy

4.2	Prohibition and exemptions

Please refer to the Permissible Investments Table here and more details below:

4.2.1	The following investment types are prohibited (the member of staff must not conduct any trading in the following) under the policy:

•

Writing or selling uncovered options (incl. uncovered options on currency and on interest rates). All other option trades are permitted, subject to pre clearance unless they are exempt in section 4.2.2

•	All futures except those exempt in section 4.2.2

•	Swaps (Equity, Credit, Interest Rate, Currency, Index)

•	Forward Interest Rate Agreements[9]

•	Spread betting linked to financial instruments including for example spread bets on Schroder plc shares

•	Contracts for Difference (CFDs) linked to financial instruments, including for example CFD’s that reference options or commodities

•	Short selling in all non-exempt investment types (please refer to section 4.2.2 for exempt investment types), unless the request is approved by the employee’s line manager as an exception[10]

•	Hedging of remuneration awards (please refer to section 5.7)

Staff who have existing positions as at whichever date is later between 1 June 2021 or the date on which they joined Schroders (hire date), in any of the above instruments are allowed to maintain (but not add to) their current positions or exit them.

4.2.2	The following investment types are exempt from: 1) Pre-clearance, 2) Post trade reporting, and 3) the 60-day holding period (US Access Persons should refer to section 6 for additional requirements):

•	Crowdfunding (staff must alert Compliance of potential conflicts). US Access Persons should refer to section 6 of this policy for additional requirements

•

All index tracking exchange traded products (ETPs) that track an exempt index (as listed in Appendix 1).[11] All other ETPs require pre-clearance and post trade reporting in My Compliance, and are subject to the 60 day holding period. US Access Persons should refer to section 6 for additional requirements

•

Covered Options, futures, warrants, and structured notes linked to exempt indices, currencies[12] or interest rates, direct national government and supra national government issued debt and physical commodities. US Access Persons should refer to section 6 for additional requirements[13]

•	All third-party Open-Ended Funds, including UCITS and SICAVS. US Access Persons should refer to section 6 of this policy for additional requirements

•	Seed Enterprise Investment Schemes and Enterprise Investment Schemes (UK only). US Access Persons should refer to section 6 of this policy for additional requirements

•	Non-discretionary dividend reinvestment transactions and corporate action elections for which formal

9 If the purpose is for hedging, the member of staff should contact Compliance for exceptional approval.

10 Staff must submit their request to short sell (in non-exempt investment types) in My Compliance by selecting the “Short Sale” option on the pre- clearance request form. Compliance will then route the request to their line manager for exceptional approval. Staff are not permitted to execute the trade until they have received approval from their line manager (via My Compliance). Requests will only be approved if Schroders has not recently traded the security. Shorts that present a conflict of interest with a long position in the security held by Schroders, will also be denied.

11 Exempt Indices for the purpose of this policy are listed here. ETPs include ETFs, ETNs and ETCs.

12 This excludes crypto currencies

13 Exempt Indices for the purpose of this policy are listed here

Group Personal Account Dealing Policy

public documents are issued[14]

•	Direct national government and supra national government issued debt, and ETPs linked to such securities. US Access Persons should refer to section 6 of this policy for additional requirements.

•	Money market instruments (such as short-term bonds T-bills, commercial paper) or any derivative or fund tracking such instruments.

•	Spot and Forward FX

•

Crypto currencies such as Bitcoin, Ethereum, Cardano, Solana, Polkadot, (note shares in crypto asset companies, crypto asset options or futures, tokenised securities[15], ETFs containing crypto assets are subject to pre clearance, post trade reporting and the 60-day holding period).

•	Non-Fungible Tokens (NFTs) (note NFTs linked to financial instruments are subject to pre clearance, post trade reporting and the 60-day holding period).

•	Spread bets and CFDs linked to FX

4.3	Pre-clearance and post trade reporting

4.3.1 Pre-clearance and post trade reporting are required for all instruments except those that are exempt in section 4.2.2 and the following, which only requires post trade reporting:

•	Schroder managed open ended funds. Investment Staff should refer to section 6.3 of this policy for additional requirements.

Note that personal trades in Schroder open ended funds are subject to a minimum holding period (see section 5.4)

4.3.2	To ensure that we adhere to the governing principles in section 4.1, the following are examples of reasons why clearance to trade may not be given (but are non-exhaustive):

–	The instrument is on the Stop List

–	There is recent, current, or planned client trading in the instrument

–	The Group holds more than 10 percent of the capital of the stock for clients and/or itself

–	The security has not been held for the required holding period

–	For Schroders plc shares, the Group is in a closed or restricted period

Please see section 5 below for more details.

4.3.3 After pre-clearance has been received from My Compliance, it will be valid until market close on the following business day (market refers to the exchange(s) that the security is traded on) unless otherwise stated, and PA dealing may only take place in that timeframe (except, for example, in the case of applications for Initial Public Offerings or investments in private funds and companies, where clearance will apply until allocation).

4.3.4 If after receiving pre-clearance the requestor proceeds to execute less shares/units/value than pre- cleared, this will not be treated as a breach of policy. However, effort should be made to enter the information in pre-clearance requests as accurately as possible. Trade executions which exceed the pre- cleared amount will be treated as a breach of this policy unless there is a mitigating circumstance, such as a price movement between the pre-clearance request and the trade execution.

14 This includes dividend reinvestment plans, scrip issues, scrip dividends, tender offers, taking up rights issues (although permission is required to sell rights or to oversubscribe)

15 A digital token created to represent a “real world” asset, such as a stock, bond, commodity or interest in real estate. These are tokens that amount to a ‘Specified Investment’ under the Regulated Activities Order (RAO), excluding e-money. These may provide rights such as ownership, repayment of a specific sum of money, or entitlement to a share in future profits. They may also be transferable securities or other financial instrument under the EU’s Markets in Financial Instruments Directive II (MiFID II).

Group Personal Account Dealing Policy

Staff are required to complete all post trade reporting in My Compliance within five business days (two days for trades in Schroders plc shares) of the trade16 and provide Compliance with proof of executing the transaction (e.g., a contract note). Please note that Compliance may on occasion, request additional information relating to personal trading, such as transaction histories or statements to facilitate compliance monitoring activities. Trades executed through the Computershare portal (for Schroders plc shares) will be automatically reported into My Compliance.

4.4	How should outsourced providers comply with this policy?

In-house staff of outsourced service providers in Schroders for more than three months (consultants)17, are required to comply with this policy but they do not typically have access to MyCompliance. They must therefore contact Central Compliance before executing a trade in any financial instrument that is subject to pre clearance in this policy. Consultants must include the details of the proposed trade and the details of the account in which the trade is proposed to take place. Compliance will review the request in My Compliance on their behalf and confirm back to the consultant whether the trade is approved or denied. The consultant must confirm the trade execution details in line with the instructions provided by Compliance in the approval email.

4.5	Automated Broker Feeds

If the staff member has an account with a broker which provides an automated feed (please contact your local Compliance team for available broker feeds) the staff member is strongly advised to contact Compliance regarding setting up an automated feed, which will complete the reporting of trades in those accounts on the staff member’s behalf and ensure the staff member’s compliance with the post trade reporting policy requirements. Please note, where an automated feed is set up, the staff member is still required to seek pre- clearance prior to execution.

4.6	Reporting of PA Dealing to Management

All staff (and their PCA’s) who decide to engage in PA dealing activity that is in scope of this policy, should be aware of the ongoing reporting of PA transactions to senior management when they submit their pre-clearance requests or report trades.

This reporting may be exceptional or routine, and may include pre-clearance requests, PA dealing approvals or details of trades executed.

Please note that, as part of implementation of the policy, access to a limited number of websites may be logged and monitored for the purposes of identifying potential breaches of this policy.

5.	Dealing Restrictions

The following (sections 5.1-5.8) are examples of why pre-clearance may be denied, please note this is not an exhaustive list.

5.1	Stop List

If securities are on the Stop List, staff will be refused permission to deal. This is normally because one or more staff members of the Group are in possession of potentially price-sensitive or confidential information.

5.2	Dealing in Schroders plc shares

Transactions in Schroders shares are prohibited during closed periods as well as in restricted periods when a

16 For new issuances, reporting in My Compliance is required within 5 business days of the allocation date.

17 This does not include ancillary roles such as catering staff or cleaners.

Group Personal Account Dealing Policy

staff member is an ‘insider’ in relation to Schroders shares. The specific restrictions and the definition of these periods are set out in Appendix 2.

5.3	Where the Group holds more than 10 percent.

Where Schroders holds more than 10 percent of the issued share capital of a company, on behalf of clients or itself, staff will be refused permission to purchase equity investments in that company. This is because regulatory and reputational risks are deemed higher, as the Group is more likely to be in possession of confidential information.

Exceptions to this rule are:

–	Open ended Schroder managed funds

–	Closed ended Schroder managed investment trusts

–	If pre-emption rights are compromised, e.g., in the case of public rights issues, in which case Compliance should be consulted

Disposal of such an investment is permitted. However, staff (in particular Investment staff, with knowledge of, or dealings with, the company or its senior management) should take great care in timing these disposals in accordance with the governing principles in section 4.1 of this Policy.

5.4	Minimum Holding Period

Staff and their PCAs should not engage in PA dealing activity for short-term speculative purposes. All securities, unless they are exempt under section 4.2.2, must be held for a minimum of 60 calendar days. Therefore, staff and their PCAs are not permitted to sell within 60 days of a purchase of the same instrument, irrespective of the staff’s existing holdings (i.e., if staff or their PCAs have existing holdings, the latest transaction date will prevail). With the exception of Schroders plc shares, this rule applies in aggregate across all accounts held by the member of staff or their PCA and that is in scope of this policy in section 3.2. Schroders plc share award/Share Incentive plan accounts and shares bought in the open market are treated separately. Schroders plc shares purchased in the market (rather than forming part of a remuneration award or as part of the Share Incentive plan) are subject to a one-year holding period.

The use of Stop Losses, Limit Orders and Auto Calls within the 60-day period is permitted if the details are disclosed at the time of the pre-clearance request in My Compliance.

For UK staff – ‘Bed and ISA’ trades are permitted, subject to pre clearance for any leg of the trade that involves a security that is in scope of pre clearance in the policy.

Other exceptions may be exceptionally agreed on a case-by-case basis with Compliance (e.g., in cases of personal financial hardship).

5.5	Pending Client Orders

Compliance will check for any pending client orders. Factors that are taken into consideration within My Compliance in responding to a pre-clearance request include:

–	The size of the trade request (and the cumulative value of other trades in the investment in the prior 60 days)

–	Whether the trade request relates to a Small Cap stock (typically market capitalisation of £2 billion or less)

–	Whether the staff member is Higher Risk (as per section 6)

Executed transactions are also subject to post-trade monitoring against client trading activity and explanations may be requested from staff.

Group Personal Account Dealing Policy

5.6	Proximity to Client Trades

Compliance has mechanisms in place to monitor potential conflicts of interest with client trades, as the risk is higher when PA dealing is undertaken in close proximity to dealing on behalf of clients.

Buying or selling financial instruments up to five business days before client trades is prohibited where the staff member has knowledge of the Group’s intention to trade on behalf of a client and such trading may have an impact on the price of the instruments, even where approval through My Compliance is received. This may be subject to post-trade compliance monitoring by Compliance and explanations may be requested from staff.

5.7	Remuneration Awards – Hedging

Personal hedging is prohibited for remuneration awards that reflect deferred compensation in shares, or equivalent during the deferral and/or holding period for those awards. This includes share or fund awards that staff receive as part of their performance-based remuneration under our Deferred Award Plan, Equity Compensation Plan, Equity Incentive Plan or Long-Term Incentive Plan.

Any use of financial products (for example, insurance linked products that would not otherwise be in scope of this policy) to protect against or limit the risk associated with deferred remuneration awards is prohibited. This includes short sales, puts, calls or other types of financial instruments (including but not limited to variable forwards contracts, and collars) which are based on the value of Schroders shares, funds, or other securities granted to, or held directly or indirectly by such staff member as part of their performance-based remuneration.

Hedging of any currency risk that may be associated with a share or fund award or other staff compensation is permitted.

If a staff member breaches this rule, they may be liable to forfeit all or part of their restricted or unvested awards.

5.8	Proximity to Internal Investment Research

All staff are reminded that conducting personal account dealing in the securities of issuers or Schroder funds, in which there has been or where the staff member is aware there will be published internal research, presents a (perceived) conflict of interest. Staff should therefore be careful not to engage in personal account dealing during such time. Typically, this will apply in the five days prior and the five days following the publication of the research document. Research for the purposes of this requirement, relates to documents written by Schroders staff which includes information recommending or suggesting an investment strategy, explicitly or implicitly, concerning one or several financial instruments or the issuers, including any opinion as to the present or future value or price of such instruments. A typical investment recommendation would include any buy, sell, or relative value recommendation, for equities and bonds and any other in scope financial instrument, regardless of whether any time horizon for the trade is specified and irrespective of whether there is a specific price target.

Internal Research for the purposes of this policy does not include:

1)	A communication that does not refer to either a specific financial instrument or its issuer

2)

A communication relating solely to spot currency rates, sectors, interest rates, loans, commodities, macroeconomic variables, or industry sectors and not referring to a specific financial instrument or an issuer

3)	Any communication containing purely factual information on one or several financial instruments or issuers of financial instruments

In addition, Research Analysts, Research Associates, and other staff involved in the production of internal investment research (including their PCAs), are prohibited from personal trading in an issuer (and its issues) or fund which they cover, in the five business days prior, and the five business days following the issuance of research reports covering that issuer or fund.

When pre-clearing personal account trades in My Compliance, Investment staff must attest that they have not

Group Personal Account Dealing Policy

and will not issue a research document in the five business days prior and the five business days following, in the financial instrument in which they are seeking pre-clearance.

6.	Higher Risk Staff

The following requirements only apply to Higher Risk Staff. Higher Risk Staff are staff who are more likely to have access to non-public price sensitive information and/or to client trading information and/or may undertake roles that may be more likely to create an actual or perceived conflict of interest.

Higher Risk staff include:

–	Group Management Committee members

–	Investment staff

–	Compliance staff[18]

–	Investment Risk staff

–	All other ‘US Access Persons’ associated with our SEC regulated entities

If the staff member is a Higher Risk Staff member, additional restrictions apply as follows:

6.1	Pending Client Orders (All Higher Risk Staff)

Restrictions set within My Compliance are greater for Higher Risk Staff on approving the buying or selling of financial instruments where the instrument is pending client order execution.

6.2	Trades in own Investment Universe (Investment Staff)

Investment staff are required to inform Compliance via the My Compliance system when a trade request is within their own Investment Universe, irrespective of the size of the request.

Investment Universe includes investments in relation to which the individual or others on the same desk have undertaken research or analysis on the security or issuer as part of that desk’s coverage, whether or not it has been held in a client portfolio, in the last 12 months, or in the case of dealers, within the dealing desk’s scope of responsibility.

6.3	Trades in own managed funds (Investment Staff)

Investment staff are required to inform Compliance via the My Compliance system when a trade request is in a fund managed by their desk, irrespective of the size of the request. This excludes the exercise of fund awards and award switching.

6.4	US Access Persons

If the staff member has been advised by Compliance that the staff member is an ‘US Access Person’ associated with our SEC regulated entities (currently SIMNA Ltd, SWUSL Ltd, SIM Japan Ltd, Schroders Capital Private Equity entities, and our SEC regulated US based entities) and hence subject to the US Code of Ethics, the following additional requirements will apply:

Trade Reporting Requirements

In addition to the post-trade reporting as set out in section 4, US Access Persons are also required to:

–

Include non-Schroder Open Ended Funds that have not been authorised for distribution to the public in the Staff member’s country[19], in their Initial Declaration, Quarterly and Annual Reports (see below for

18 Who have administrator permissions in My Compliance, including restricted list manager permissions and those with pre-trade access to the Aladdin trading system.

19 Open ended funds that are not: 1) US registered or 2) available to the retail public; daily priced; traded with the issuer; not managed by Schroders and not made by a US Access Person on a trading desk.

Group Personal Account Dealing Policy

details about these reports); and

–	Include Schroder Open Ended Funds in their Initial Declaration, Quarterly and Annual Reports (see below for details about these reports); and

–	Include all ETFs and other derivatives linked to indices in their Initial Declaration, Quarterly and Annual Reports (see below for details about these reports); and

–	Include all Enterprise Investment Schemes and Seed Enterprise Investment Schemes in their Initial Declaration, Quarterly and Annual Reports (see below for details about these reports); and

–	Include all investment-based Crowdfunding in their Initial Declaration, Quarterly and Annual Reports (see below for details about these reports); and

–	Include all government bond investments (including Japanese Government Bonds) in their Initial Declaration, Quarterly and Annual Reports (see below for details about these reports); and

–	Report subsequent transactions in regular savings plans for which the initial transaction has been pre- cleared require reporting in the Quarterly Reports (see below); and

–	US Access Persons on trading desks only: non-Schroder Open Ended Funds, authorised for distribution to the public in the Staff member’s country (UCITS funds in Europe) within five business days.

The reporting obligation may be discharged by arranging with their brokers/agents to report the transaction via an established automated feed into My Compliance.

Initial Declaration

No later than 10 calendar days after being advised that they are subject to the local US Code of Ethics policy, each US Access Person must report each Permissible Investment they own in My Compliance or if agreed with Compliance, provide a list of their investments (as defined below).

The information provided, which must be current as of a date no more than 45 days prior to the date such person became an US Access Person, must include the title of the security, at least one of exchange ticker symbol, ISIN, CUSIP or Sedol and number of shares owned (for equities), or principal amount (for debt securities). The US Access Person must also provide information regarding the name of the broker, dealer, or bank with whom the staff member maintains an account in which any securities are held for the direct or indirect benefit of the staff member, and set these accounts up in My Compliance.

Quarterly Reports

No later than 30 days after the end of each calendar quarter, each US Access Person must confirm that all transactions in Permissible Investments, including for the avoidance of doubt Schroder Funds and reportable funds for which pre-clearance was not required, in the quarter have been reported in My Compliance and make any additions/amendments in the system, as necessary. US Access Persons are required to confirm these transactions through an attestation in My Compliance.

Annual Reports

Within 45 days after the end of the calendar year, each US Access Person must confirm all holdings in Permissible Investments for their covered accounts as of 31 December in My Compliance. US Access Persons are required to confirm these transactions through an attestation in My Compliance.

7.	Non-Compliance and Schroders Breach Framework

Staff and their PCAs should regularly review their own trading to ensure that they have acted in compliance with the provision of this policy. To the extent that a member of staff determines that they or a PCA of theirs has executed a transaction not in compliance with this policy, the violation must be reported to their local Compliance team immediately.

Personal trades are subject to post-trade monitoring which could result in retrospective action being taken, if there is evidence of non-compliance with the governing principles of this policy, even if the request were approved in the My Compliance system.

Group Personal Account Dealing Policy

Depending on the circumstances, non-compliance with this policy may be treated as a serious disciplinary matter and may potentially amount to a breach of an individual’s legal obligations.

In the event that any staff or their PCA are found to have breached this policy, including the governing principles, in accordance with the breach framework, Schroders reserves the right to:

–	Issue personal trading bans

–	Insist that the member of staff or PCA closes out the position at their own cost

–	Pay any profits to charity

–	Escalate to management, for consideration as part of supervision and remuneration discussions

–	Take further sanctions, up to and including dismissal of staff and/or the reporting of the situation to the relevant regulatory body

The UK Schroders breach framework can be found here. Staff outside of the UK should refer to their local breach framework or speak to their local Compliance team for more details.

8.	Exemptions and Derogations

8.1	Regular Savings/Investment/Trading Plans

This section relates to securities, which are subject to pre-clearance and/or post trade reporting in this Policy.

When setting up a regular savings plan or other similar investment/trading plans20 where successive personal transactions are carried out on behalf of a member of staff or their PCA in accordance with prior instructions given by them, the first transaction must be pre-cleared/reported in My Compliance as per the requirements listed in the Executive Summary of this Policy.

For regular “value based” saving/trading plans, given current system constraints, the staff member must clarify the staff member’s intentions in the comments field and amend the price to give the correct value on the staff member’s pre clearance request/trade report in My Compliance.

Subsequent transactions do not require pre-clearance. Reporting of subsequent transactions is required for Directors of Schroders plc and their PCAs in relation to Schroders plc shares (see Appendix 2) and for US Access Persons in their Quarterly and Annual transactions/holdings reporting as per section 6.4, but not for other staff.

Changes to a regular savings plan are also subject to the pre-clearance and/or post trade reporting (of the first subsequent transaction) requirements. Compliance may also periodically request confirmation that the plan has not changed. The termination or withdrawal of the staff member or PCA’s recurring instruction does not require pre-clearance, unless the assets that were acquired under the instructions are being disposed of at the same time. For changes to regular saving plans or other similar investment/trading plan instructions involving Schroders plc shares, please refer to the Appendix 2.

8.2	Staff on extended leave

Staff on extended leave (e.g., maternity, sick etc.) may be given an exemption from the policy requirements during their leave. The staff member is responsible for liaising with their local Compliance team and seeking an exemption based on their individual circumstances.

8.3	Derogations

Staff may request a derogation if their PCA manages their financial affairs independently of, and without any knowledge or influence of, the member of staff. Compliance will assess individual circumstances, including, if applicable, the compliance process for PA dealing the PCA is subject to in their own employment, and the

20 This includes self directed pension plans where staff decide to invest the contributions into stock, shares funds or other financial instruments in scope of this policy.

Group Personal Account Dealing Policy

appropriate certification of independence of the management of their financial affairs.

Staff should discuss other requests for derogations with their Head of Compliance. The Head of Central Risk and Compliance will document any derogation that Compliance agrees to give. Such derogations can be ongoing or limited to specific transactions – but are only likely to be granted in exceptional circumstances.

Any derogation request in respect of Schroders plc shares should be discussed with the Group Company Secretary team.

8.4	Discretionary Managed Accounts

As per section 3.3 of this policy, discretionary managed accounts (accounts where full discretion has been given to a third party to manage) other than in relation to Schroder plc shares, are out of scope of this Policy.

Staff who are US Access persons must declare all their and their PCA’s active discretionary managed accounts in My Compliance. Once declared, these accounts are then exempt from the other requirements in this Policy.

9.	Local PA Dealing Rules

The following have local Personal Account Dealing policies, which contain additional requirements that apply to the requirements in this policy. The staff member should contact the staff member’s local Compliance team for details of local policies.

–	Australia

–	Brazil

–	Hong Kong

–	Indonesia

–	Japan

–	Korea

–	Singapore

–	Switzerland

–	Taiwan

–	United States of America

–	Schroders Capital Private Equity

–	Wealth Management

–

‘US Access Persons’ subject to US Code of Ethics (currently Schroder Investment Management North America Limited (SIMNA), Schroders Capital Private Equity entities, Schroder Wealth Management US Ltd (SWUSL) and our SEC regulated US based entities)

10.	Ownership and document approval

Ownership

Policy owner	Head of Central Risk and Compliance

Department	Compliance

Group Personal Account Dealing Policy

11.	Review and Approval Schedule

Version	Date of approval	Approved by (name/committe e)	Written or updated by	Description of changes
1	January 2020	Group Management Committee	Alex Richardson	Major revisions and simplification
2	May 2021	Group Policy Committee	Alex Richardson	Additional prohibition and exemptions.
2.1	May 2022	Alex Richardson	Jasmine Barnes- Keywood	Amended front cover to reflect new ownership of policy
3	July 2022	Alex Richardson	Jonathan Campbell	Clarifications to the scope, additions to the accounts in scope and accounts not in scope. Clarifications to crypto assets and other minor amendments.
4	August 2022	Alex Richardson	Jonathan Campbell	Note included to contact local Compliance teams for Code of Ethics policies applicable.
5	May 2023	Group Policy Committee	Jonathan Campbell

Annual review resulting in some minor clarifications throughout the policy and some major changes to the requirements of the policy particularly:

-   For exchange traded products (new Appendix 1), direct national government issued obligations and structured note linked to FX or interest rates and CFS’s linked to FX.

-   Removal of 60 day holding period requirement for all instruments not subject to pre-clearance (except Schroder open ended funds

-   A new exemption or ETPs tracking direct national government and supranational government issued obligation and for warrants linked exempt indices

-   Revised Requirements for External Non-Headcount Consultants

6	September 2023	Alex Richardson	Jonathan Campbell	Additional exempt indices included in Appendix 1 following Compliance review.

Disclaimer

The contents of this policy are strictly confidential and should only be shared with third party PCAs as defined in this Policy, who should also keep them confidential. This Policy must not be otherwise communicated or published in any way whatsoever without the prior written consent of the Schroder Group.

Group Personal Account Dealing Policy

APPENDIX 1

Group Personal Account Dealing Policy

  Appendix – Exempt Indices

The following Indices (and ETPs, options, futures, warrants, and structured notes which track these indexes) are considered exempt from the pre clearance, post trade reporting and 60 day holding period requirements in this policy. Any other index, or index linked financial product requires pre clearance post trade reporting and is subject to the 60-day holding period.

All Currency21 Indices are exempt.

Global Indices

–	MSCI World Index

–	MSCI ACWI Index

–	MSCI EAFE Index

–	MSCI Emerging Markets Index

–	MSCI Country Index Range

–	MSCI Fixed Income Corporate Bond Index

–	MSCI IG Corporate Bond Indices

–	MSCI HY Corporate Bond Indices

–	FTSE All-World Index

–	FTSE World High Yield-Bond Index

–	FTSE World Government Bond Index

–	FTSE Government Bond Index Range

–	FTSE Global Total Cap Index

–	FTSE Global All Cap Index

–	FTSE Developed Index

–	S&P Global 100 Index

–	S&P Global 1200 Index

–	S&P Global LargeCap Index

–	S&P Developed Equity Index Range

–	S&P Aggregate Bond Indices

–	S&P Inflation-Linked Bonds Indices

21 This does not include crypto currencies.

Group Personal Account Dealing Policy

–	S&P Government Bond Index Range

–	Dow Jones Global Titans 50

–	S&P US Treasury Bonds Indices

–	S&P International Corporate Bond Index

US Indices

–	Dow Jones Industrial Average

–	FTSE Corporate Investment Grade (Treasury Rate-Hedged) Index

–	S&P 500

–	S&P 500 Bond Index

–	S&P 500 MarketAxess Investment Grade Corporate Bond Index

–	NASDAQ-100

–	NASDAQ BulletShares USD Corporate Bond Index

–	Russell 3000

–	Russell 2000

–	Russell 1000

–	Russell 3000 Fixed Income Index

–	Russell 2000 Fixed Income Index

–	Russell 1000 Fixed Income Index

–	NYSE Composite

–	NYSE AMEX Composite

–	CRSP U.S. Total Market Index

Asia Indices

–	S&P Asia 50 Index

–	S&P Pan Asia Bond Index

–	Dow Jones Asian Titans 50 Index

–	FTSE ASEAN 40 Index

–	FTSE Asia Pacific Government Bond Index (APGBI)

–	FTSE Asian Broad Bond Index (ABBI)

–	Markit iBoxx ABF Indices

Europe Indices

–	Euro STOXX 50 Index

–	Euro STOXX 600

–	FTSE Euro 100 Index

–	S&P Europe 350 Index

–	S&P Eurozone Sovereign Bond Index

Group Personal Account Dealing Policy

–	FTSE Eurofirst 300

–	MSCI Europe Index

–	MSCI Eurozone Government Bond Index

–	Euronext 100 Index

Latin America Indices

–	S&P Latin America 40 Index

Australia Indices

–	S&P/ASX 200

–	S&P/ASX Corporate Bond Index

–	ALL Ordinaries ASX

–	ASX 50

China Indices

–	SSE Composite Index

–	Shenzhen Component Index

–	CSI 300 Index

–	China A50

–	DJ Shanghai

Hong Kong Indices

–	Hang Seng Index

–	Hang Seng Markit iBoxx Offshore RMB Bond Indices

Japan Indices

–	Nikkei 225 Index

–	TOPIX Index

–	JPX-Nikkei Index 400

Germany Indices

–	DAX 30

–	TecDAX Index

–	MDAX Index

–	REX (German Bond Index)

Group Personal Account Dealing Policy

UK Indices

–	FTSE 100 Index

–	FTSE All-Share Index

–	FTSE 250

–	FTSE 350

–	FTSE AIM

–	FTSE techMark 100 Index

–	S&P U.K. Investment Grade Corporate Bond Index

France Indices

–	CAC 40 Index

–	CAC Next 20 Index

–	CAC Mid 60 Index

India Indices

–	BSE SENSEX Index

–	NIFTY 50

–	NSE Fixed Income Corporate Bond Index Range

Indonesia Indices

–	Jakarta Composite Index

–	INDOBEX (Bond Index)

Italy Indices

–	FTSE MIB Index

–	FTSE Italia Mid Cap Index

–	FTSE MIB Index

Brazil Indices

–	BOVESPA Index

–	IBrX 100 Index

–	Brazil 50 Index (IBrX 50)

–	Brazil Broad-Based Index (IBrA)

–	ITEL Index

–	B3 SMLL Brasil

Canada Indices

–	S&P/TSX 60 Index

Group Personal Account Dealing Policy

–	S&P/TSX Composite Index

–	S&P/TSX Venture Composite Index

–	Solactive Canadian Select Universe Bond Index

–	Solactive Broad Canadian Bond Universe Liquid ex MPL TR Index

Malaysia Indices

–	FTSE Bursa Malaysia KLCI

Singapore Indices

–	Straits Times Index STI

South Korea Indices

–	KOSPI Index

–	KOSDAQ Index

Switzerland Indices

–	Swiss Market Index SMI

–	Swiss Market Index Mid-Cap SMIM

–	SIX Swiss Bond Index (SBI) Range

–	SIX Swiss Performance Index (SPI)

Taiwan Indices

–	TSEC Weighted Index

–	TPEx 200 Index

–	TPEx 50 Index

–	TPEx Corporate Governance Index

–	TPEx Taiwan Treasury Benchmark Index

–	TPEx Taiwan Government Bond Index

–	FTSE TWSE Taiwan 50 TR

Group Personal Account Dealing Policy

APPENDIX 2

Group Personal Account Dealing Policy Appendix – Rules in relation to Schroders plc shares

Contents

Personal Account Dealing Rules in relation to Schroders plc shares			22

1.	Introduction		22

2.	Definitions		22

3.	Application		23

4.	Transactions/Dealing		24

6.	Persons Closely Associated (‘PCAs’) and Investment Managers		26

7.	Notification of Transactions		26

8.	What this means in practice		27

Schedule 1			28

Notification Template		28

Summary of dealing restrictions in Schroders plc shares for plc Directors and their PCAs			29

Summary of dealing restrictions in Schroders plc shares for Staff, their PCAs and Project Insiders			30

Group Personal Account Dealing Policy	21

Personal Account Dealing Rules in relation to Schroders plc shares

1.	Introduction

The purpose of this Appendix to the Personal Account Dealing Policy is to set out the rules that apply to transactions/dealing in Schroders plc shares for all staff, non-executive Directors of Schroders Group Companies, Directors of Schroders plc and all Persons Closely Associated (PCAs) globally. This Policy is in place to ensure that those people subject to it do not abuse, and do not place themselves under suspicion of abusing, inside information and comply with their obligations under the UK Market Abuse Regulation.

Definitions

Closed Periods are the period of 30 days immediately before an announcement of Schroders plc’s half- year or full year results, or if longer, the period from the end of the financial period until the announcement of Schroders plc’s half-year or full year results.

DRIP means the Schroders plc dividend reinvestment plan that gives shareholders the opportunity to use their cash dividend to buy Schroders plc shares.

Inside Information means information which relates to the Company or any Company Securities, which is not publicly available, which is likely to have a non-trivial effect on the price of Company Securities and which an investor would be likely to use as part of the basis of his or her investment decision.

Persons Closely Associated (PCAs) means

•	Spouses, partners, minors and other dependent children/stepchildren

•	A relative who has shared the same household for the previous year (or more)

•	Anyone the Staff member or Schroders plc Director advises, exerts influence over, or for whose account the Staff member or Schroders plc Director effects or instructs trades

•

Any other person, corporate body, trust or partnership in whose trades the Staff member, Schroders plc Director or their PCA has a material direct or indirect interest or has direct or indirect control. This may include other family members, for example, or trusts of which a member of Staff, a Schroders plc Director or their PCA is a beneficiary and/or trustee or adviser.

Project Insider means a member of staff, a Schroders plc Director or third-party adviser who has access to Inside Information or potentially Inside Information and who has been informed that they are on a price- sensitive project list.

Restricted Periods are any period, other than a Closed Period, when there exists inside information in relation to Schroders plc or Schroders securities. In these cases, Project Insiders are advised of his or her name being included on a project insider list and the obligations and restrictions imposed upon them.

Schroders plc shares/Company Securities means any publicly traded or quoted shares or debt instruments of the Company (or any of the Company’s subsidiaries or subsidiary undertakings) or derivatives or other financial instruments linked to any of them, including phantom options.

Schroders plc Directors means all directors currently appointed to the Board of Schroders plc, including both executive and non-executive Directors.

SIP means the Schroders Share Incentive Plan which can be joined by UK-based permanent employees.

Group Personal Account Dealing Policy	22

Staff means employees of the Schroders plc group of companies, contractors at Schroders for any contract length and the long-term in-house Staff of outsourced service providers, excluding Schroders plc Directors.

Trading Plan means a written plan entered with an independent third party that sets out a strategy for the acquisition and/or disposal of Company Securities by the member of Staff, Schroders plc Director and all PCAs, and:

•	Specifies the amount of Company Securities to be dealt with and the price at which and the date on which the Company Securities are to be dealt in; or

•

Gives discretion to that independent third party to make trading decisions about the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in; or

•	Includes a method for determining the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in.

Transactions/Dealing means any type of transaction in Company Securities, including purchases, sales, the exercise of options, the receipt of shares under share plans, using Company Securities as security for a loan or other obligation and entering into, amending or terminating any agreement in relation to Company Securities (e.g. a Trading Plan).

2.	Application

The following restrictions apply to all staff globally, Schroders plc Directors and all PCAs at all times:

–

Pre-clearance must be obtained via My Compliance in advance of transactions/dealings in Schroders plc shares (i.e. transactions to buy, sell, lend or enter into any arrangement linked to the value of Schroders plc shares). Pre-clearance is not required for certain actions set out in sections 4.2 and 4.3 below

–	All transactions/dealings are prohibited during Closed Periods for all Staff, Schroders plc Directors and all PCAs

–	If you are a Project Insider, pre-clearance will not be given during the relevant Restricted Period

–	Whether or not you have pre-clearance, you must not deal if you have any inside information

–	You cannot deal on short term considerations (the minimum holding period for Schroders plc shares is one year)

–	You must keep confidential the fact that you are intending to deal or that you have applied for pre-clearance, and, if it is refused, that this was the case

–	If you are given pre-clearance, you must deal as soon as possible and in any event by market close the following business day

–	Pre-clearance may be given subject to conditions. Where this is the case, you must observe those conditions when dealing

–	Dealings relating to options in Schroders plc shares such as traded options, contracts for difference, spread betting and short selling are prohibited

If you are in doubt whether a proposed transaction in Schroders plc shares may constitute insider dealing, market abuse or about any aspect of the rules applicable to Schroders plc shares, you should contact Corporate Secretariat via companysecretary@schroders.com before undertaking any transaction.

Group Personal Account Dealing Policy	23

If you think you or your PCA may be in breach of these rules at any time please notify Corporate Secretariat before taking any other action.

3.	Transactions/dealing

During a Closed Period, staff, Schroders plc Directors and all PCAs and their investment managers must not conduct any transactions/dealing for the account of the staff member or any of their PCAs, directly or indirectly, relating to Schroders plc shares or debt instruments or to derivatives or other financial instruments linked to them.

Staff, Schroders plc Directors and all PCAs also must not conduct any transactions/dealing for the account of a third party during a Closed Period.

4.1	Transactions/dealing which require pre-clearance and are notifiable to the Company

Outside a Closed Period, Transactions/Dealing which require pre-clearance and are notifiable to the Company include the following:

a)	For Staff, Schroders plc Directors and all PCAs:

–

Any acquisition (including the exercise of any option under the Deferred Award Plan, Equity Compensation Plan, Equity Incentive Plan and Long Term Incentive Plan (Share-Based Deferred Awards)) or disposal, or agreement to acquire or dispose, of Schroders plc shares whether through a recognised stock exchange or by private off-market dealings

–

Any acquisition or disposal in an investment fund or unit trust containing Schroders plc shares where the value of Schroders plc shares constitutes greater than 20 per cent. of the fund or trust’s value

–

Transactions in Schroders plc shares executed by a third party under an individual portfolio or asset management mandate on behalf of or for the benefit of the Staff member. This does not include discretionary arrangements with third party investment managers notified in My Compliance

–

The grant, acceptance, acquisition, disposal, exercise or discharge of any option, other than an option under the Share-Based Deferred Awards, (whether for the call, or put or both) to acquire or dispose of any Schroders plc shares

–	Entering into or terminating, assigning or novating any stock lending agreement in respect of Schroders plc shares

–	Using as security, or otherwise granting a charge, lien or other encumbrance over Schroders plc shares

–	Any transaction, including a transfer for nil consideration, or the exercise of any power or discretion effecting a change of ownership of a beneficial interest in Schroders plc shares

–	Any other right or obligation, present or future, conditional or unconditional, to acquire or dispose of any Schroders plc shares

–

Investment into an ISA or divestment from an ISA where Schroders plc shares will be acquired through the ISA or disposed of through the ISA (including any acquisitions or disposals of Schroders plc shares through a ‘self-select’ ISA) where a Staff member retains control of the investment decisions

–

On-market transactions where the beneficial interest in Schroders plc shares does not change, for example a transfer of Schroders plc shares already held by means of a matched sale and purchase into a saving scheme or into a pension scheme in which the Staff member or Schroders plc Director is a participant or beneficiary

–	Dealings by Staff or Schroders plc Directors acting as sole trustee of a trust or acting as trustee on their own account

–	Gifts and donations made or received, and inheritance received, in the form of Schroders plc shares

Group Personal Account Dealing Policy	24

b)	For Schroders plc Directors and their PCAs only:

–	Off-market transactions/dealings where the beneficial interest in Schroders plc shares does not change

–

Pre-clearance should be obtained by a Schroders plc Director or their PCA prior to the receipt of shares as the beneficiary of a discretionary trust. Upon receipt of the shares, the Group Company Secretary should be notified

4.2	Transactions/Dealing which do not require pre-clearance but are notifiable to the Company

Outside a Closed Period, Transactions/Dealing which do not require pre-clearance but are notifiable to the Company include the following:

a)	For Staff and Schroders plc Directors:

–

Transfers of shares into a savings scheme investing in Schroders plc shares following the release of shares from the SIP (pre-clearance is not required but the new holding information must be updated on My Compliance)

b)	For Staff and their PCAs:

–	Off-market Transactions/Dealings where the beneficial interest in Schroders plc shares does not change (pre-clearance is not required but the new holding information must be updated on My Compliance)

–

Pre-clearance is not required by a Staff member or their PCA prior to the receipt of shares as the beneficiary of a discretionary trust. However, on receipt of the shares, the new holding information must be updated on My Compliance

4.3	Unrestricted actions

Transactions/dealing for which no pre-clearance or notification are required are set out as follows:

–	Joining, changing the terms of or exiting the SIP in an open period (unless you are a Director of Schroders plc – see section 8 below)

–	Joining, changing the terms of or exiting the DRIP in an open period (unless you are a Director of Schroders plc -see section 8 below)

–	The cancellation or surrender of an option under a Share-Based Award Scheme

–

An investment in a scheme or arrangement (other than where the investment in Schroders plc shares constitutes greater than 20 per cent. of the arrangement’s value) and where the assets of the scheme or arrangement are invested at the discretion of an independent third party

–

Where a transaction is being undertaken on you or your PCA’s account during an open period under a discretionary arrangement with a third-party investment manager that has been declared in My Compliance

This list is not exhaustive. Should you be in any doubt as to how a particular transaction should be treated, you should contact Corporate Secretariat before undertaking any such transaction.

Group Personal Account Dealing Policy	25

4.	Persons Closely Associated (PCAs) and Investment Managers

Closed Periods

Schroders plc Directors must advise all his or her PCAs and investment managers (whether discretionary or not) acting on his or her behalf of Schroders plc’s Closed Periods during which they cannot deal in Schroders plc shares.

Staff members must advise all his or her PCAs acting on his or her behalf of Schroders plc’s Closed Periods during which they cannot deal in Schroders plc shares.

Restricted Periods

PCAs or investment managers should not be notified of Restricted Periods which are determined by access to Inside Information.

Pre-clearance and Notification

Staff members and Schroders plc Directors must advise all his or her PCAs and investment managers acting on his or her behalf:

–

That with the exception of discretionary arrangements (i.e. where the discretion is with the investment manager), pre-clearance to deal in Schroders plc shares is required prior to all transactions/dealing; and

–	In writing, that the investment manager or PCA must advise the Staff member or Schroders plc director immediately after they have dealt in Schroders plc shares.

Staff members and Schroders plc Directors must take reasonable steps to prevent any dealings in Schroders plc shares by or on behalf of any PCA on considerations of a short-term nature.

Schroders plc Directors must provide the Company with a list of his or her PCAs, and notify the Company of any changes to be made to that list. Staff members must declare all of their own, and their PCAs’, active self- directed accounts and active discretionary managed accounts in My Compliance.

5.	Notification of Transactions

Once a transaction/dealing is executed, staff must confirm the transaction details in the My Compliance system as soon as practicable and in any event within two business days of the transaction date. Staff should ensure that their investment managers (whether discretionary or not) notify them immediately of any notifiable transactions/dealing conducted on their behalf so as to allow them to confirm the transaction details in My Compliance within this timeframe. Any transactions/dealing undertaken through the Computershare employee share plan portal will be reported automatically.

For Directors of Schroders plc and their PCAs, once a transaction/dealing is executed, they must confirm the transaction details to the Group Company Secretary as soon as practicable and in any event within two business days of the transaction date. Schroders plc Directors and their PCAs should ensure that their investment managers (whether discretionary or not) notify them immediately of any transactions/dealing conducted on their behalf so as to allow them to notify the Group Company Secretary within this timeframe. The confirmation of transaction details to the Group Company Secretary must be in the form prescribed in Schedule 1 to this Policy. On receipt of the completed form, Schroders Corporate Secretariat will make the necessary announcement and submit the required details to the Financial Conduct Authority on the Director’s or PCA’s behalf.

Directors of Schroders plc must notify their PCAs and investment managers in writing of these notification obligations and retain a copy of the notification letter.

A copy of the notification form in Schedule 1 is available from Schroders Corporate Secretariat.

Group Personal Account Dealing Policy	26

If you are uncertain as to whether or not a particular transaction/dealing is notifiable to the Company, you must obtain guidance from the Corporate Secretariat.

6.	What this means in practice

Trading Plans for Schroders plc shares

–	Clearance to deal is required before entering into, amending or exiting a Trading Plan

–	Staff, Directors of Schroders plc and all PCAs may not enter into, change the terms of or exit a Trading Plan during a Closed Period

–	Directors of Schroders plc and Project Insiders may not enter into, change the terms of or exit a Trading Plan during a Restricted Period

Schroders Share Incentive Plan (SIP)

–	Staff and Directors of Schroders plc may not join, change the terms of their participation or exit the SIP during a Closed Period

–	Directors of Schroders plc and Project Insiders may not join, change the terms of their participation or exit the SIP during a Restricted Period

–	Clearance to Deal is required prior to any subsequent dealing, such as a sale of shares, in any Schroders plc shares acquired through the SIP

Dividend Reinvestment Plan (DRIP)

–	Directors of Schroders plc or their PCAs must obtain clearance to deal before joining, changing the terms of participation in or exiting the Company’s DRIP

–	Staff, Directors of Schroders plc or their PCAs may not join, change the terms of their participation or exit the DRIP during a Closed Period

–	Directors of Schroders plc and Project Insiders may not join, change the terms of their participation or exit the DRIP during a Restricted Period

–	Clearance to deal is required prior to any subsequent dealing in any Schroders shares acquired through the DRIP

Share-Based Deferred Awards (e.g. DAP, ECP, EIP and LTIP)

–	Pre-clearance is required prior to the exercise of awards

–	No exercises of awards are permitted in a Closed or Restricted Period

–	Once an award has been exercised the rules also apply to the resultant Schroders plc shares

–	A deemed exercise taking effect during a Closed or Restricted Period will be delayed until the end of the Period

Pre-clearance will be granted in respect of Schroders plc shares acquired by way of a deemed exercise provided it is not during a Closed or Restricted

–

Provided pre-clearance has been obtained, the Employee Benefit Trust (or any other nominee) will transfer Schroders plc shares to beneficial owners on exercise of awards, deemed exercises or when restrictions end

–	Staff and Schroders plc Directors may not cancel or surrender the grant of an award during a Closed Period

–	Schroders plc Directors and Project Insiders may not cancel or surrender the grant of an award during a Restricted Period

Group Personal Account Dealing Policy	27

Schedule 1

Notification Template

1.	Details of the Schroders plc Director/ person closely associated with them (PCA)

a)	Name:

2.	Reason for the notification

a)	Position/Status:

3.	Details of the transaction(s):
Section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted

a)	Description of the financial
instrument, type of
instrument:

b)	Nature of the transaction:

c)	Price(s) and volume(s):

d)	Aggregated information

Aggregated volume:

Price:

e)	Date of the transaction:

f)	Place of the transaction:

Group Personal Account Dealing Policy	28

Summary of dealing restrictions in Schroders plc shares for plc Directors and their PCAs

	Is clearance to deal required?	Is dealing permitted in an Open Period?	Is dealing permitted in a Closed Period?	Is dealing permitted in a Restricted Period	Is notification required following the transaction?

Plc Director (acting on own behalf or via a non-discretionary investment manager)

PCA (acting on own behalf or via a non-discretionary investment manager)

Discretionary investment manager (acting on behalf of plc Directors or PCAs)

Independent trust arrangement (where plc Directors or PCAs are beneficiaries)

Dividend Reinvestment Plan (DRIP) – plc Directors and their PCAs	9		10	11

Share Incentive Plan (SIP) – plc Directors	12		13	5

Trading plans (in relation to plc Directors and their PCAs)	14		15	16

Collective Investment Vehicle/Unit Trust) (in relation to the plc Directors and PCAs)[17]

Key:    Dealing permitted   Dealing not permitted

9 Plc Directors and their PCAs must obtain clearance to deal before joining or exiting the Company’s DRIP. Clearance to deal is also required prior to any subsequent dealing in any Schroders plc shares acquired through the DRIP.

10 Plc Directors and their PCAs may not join or exit the DRIP or change evergreen DRIP elections during a Closed Period.

11 Plc Directors may not join or exit the DRIP or change evergreen DRIP elections during a Restricted Period. PCAs may join or exit the DRIP within a Restricted Period.

12 During an Open Period, Plc Directors are able to join, change the terms of their participation or exit the SIP without requesting clearance to deal. However, clearance to deal is required prior to any subsequent dealing, such as a sale of any Schroders plc shares acquired through the SIP.

13 Plc Directors may not join, change the terms of their participation or exit the SIP in a Closed or Restricted Period.

14 Clearance is required to permit a plc Director or their PCA to enter into a trading plan. However, after such clearance has been given purchases of the Company’s shares under such a programme do not require further clearance.

15 Purchases under a trading plan can continue through a Closed Period provided that the instructions were given in an Open Period. Plc Directors and their PCAS are not permitted to change the instructions or exit the trading plan during a Closed Period.

16 Purchases under a trading plan can continue through a Restricted Period provided that the instructions were given in an Open Period. Plc Directors are not permitted to change the instructions or exit the trading plan during a Restricted Period.

17 If the value of Schroders’ shares within this vehicle does not constitute greater than 20 per cent. then no preclearance or notification is required.

Group Personal Account Dealing Policy

Summary of dealing restrictions in Schroders plc shares for staff, their PCAs and Project Insiders

	Is clearance to deal required?	Is dealing permitted in an Open Period?	Is dealing permitted in a Closed Period?	Is dealing permitted in a Restricted Period	Is My Compliance notification required following the transaction?

Staff member (acting on own behalf or via a non-discretionary investment manager)

PCA (acting on own behalf or via a non-discretionary investment manager)

Discretionary investment manager (acting on behalf of Staff or PCAs)

Independent trust arrangement (where Staff or PCAs are beneficiaries)

Dividend Reinvestment Plan (DRIP) – Staff and PCAs	18		19	20

Share Incentive Plan (SIP) – Staff and PCAs	21		22	23

Trading plans - Staff and PCAs	24		25	26

Collective Investment Vehicle/Unit Trust (in relation to Staff and PCAs)[27]

Key:   Dealing permitted   Dealing not permitted

18 During an Open Period, Staff members (other than plc Directors) and their PCAs are able to join or exit the DRIP without requesting clearance to deal. However, clearance is required prior to any subsequent dealing in any Schroders plc shares acquired through the DRIP.

19 Staff members and their PCAs may not join or exit the DRIP during a Closed Period.

20 Project Insiders may not join or exit the DRIP during a Restricted Period. PCAs may join or exit the DRIP during a Restricted Period.

21 During an Open Period, Staff members are able to join, change the terms of their participation or exit the SIP without requesting clearance to deal. However, clearance to deal is required prior to any subsequent dealing, such as a sale of any Schroders plc shares acquired through the SIP.

22 During a Closed Period, Staff may not join, change the terms of their participation or exit the SIP.

23 During a Restricted Period, Project Insiders may not join, change the terms of their participation or exit the SIP.

24 Clearance is required to permit a Staff member or their PCA to enter into a Trading Plan. However, after such clearance has been given purchases of the Company’s shares under such a programme do not require further clearance.

25 Purchases under a trading plan can continue through a Closed Period provided that the instructions were given in an Open Period. Staff members or their PCAs are not permitted to change the instructions or exit the trading plan during a Closed Period.

26 Purchases under a trading plan can continue through a Restricted Period provided that the instructions were given in an Open Period. Project Insiders are not permitted to change the instructions or exit the trading plan during a Restricted Period.

27 If the value of Schroders’ shares within this vehicle does not constitute greater than 20 per cent. then no pre-clearance or notification is required.

Group Personal Account Dealing Policy